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                                                                    EXHIBIT 99.1

                  IBT BANCORP ANNOUNCES THIRD QUARTER EARNINGS

Dennis P. Angner, president and chief executive officer of IBT Bancorp, announced that IBT Bancorp earned $5.98 million during the first nine months of 2003, a 10.3% increase over 2002.

Since Sept. 30, 2002, assets increased by 2.4 percent, to $668.2 million.

During the third quarter of 2003 the corporation paid an 11 cent cash dividend. The cash dividend was a 10 percent increase over that paid in the third quarter of 2002. The most recent sales of common stock were at $40.00 per share, a 14.3 percent increase since Sept. 30, 2002.

IBT Bancorp has more than 1800 shareholders, the majority of whom live in the central Michigan area. IBT Bancorp is the parent company of Isabella Bank and Trust, Farmers State Bank, Isabella County Abstract Company, Mecosta County Abstract and Title Company, IBT Title -- Clare County, Benchmark Title Company in Greenville, IBT Loan Production, and Financial Group Information Services.